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SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.  5)*

LCC International, Inc.

(Name of Issuer)

Class A Common Stock, par value $.01 per share

(Title of Class of Securities)

501810 10 5

(CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 501810 10 5	Page 2 of 10 Pages

1.		NAME OF REPORTING PERSONS S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Rajendra Singh

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

N/A

3.	SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER N/A
NUMBER OF SHARES
BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER 9,590,093
EACH
REPORTING
PERSON WITH	7.	SOLE DISPOSITIVE POWER N/A

	8.	SHARED DISPOSITIVE POWER 9,590,093

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,590,093

10.		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

46.4%

12.		TYPE OF REPORTING PERSON*

IN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 501810 10 5	Page 3 of 10 Pages

1.		NAME OF REPORTING PERSONS S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Neera Singh

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

N/A

3.	SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5.	SOLE VOTING POWER N/A
NUMBER OF SHARES
BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER 9,590,093
EACH
REPORTING
PERSON WITH	7.	SOLE DISPOSITIVE POWER N/A

	8.	SHARED DISPOSITIVE POWER 9,590,093

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,590,093

10.		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

46.4%

12.		TYPE OF REPORTING PERSON*

IN

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 501810 10 5	Page 4 of 10 Pages

1.		NAME OF REPORTING PERSONS S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Cherrywood Holdings, Inc.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

N/A

3.	SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION

Kansas, United States

	5.	SOLE VOTING POWER N/A
NUMBER OF SHARES
BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER 9,280,093
EACH
REPORTING
PERSON WITH	7.	SOLE DISPOSITIVE POWER N/A

	8.	SHARED DISPOSITIVE POWER 9,280,093

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,280,093

10.		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

44.9%

12.		TYPE OF REPORTING PERSON*

CO

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 501810 10 5	Page 5 of 10 Pages

1.		NAME OF REPORTING PERSONS S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

Telcom Ventures, L.L.C.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

N/A

3.	SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States

	5.	SOLE VOTING POWER N/A
NUMBER OF SHARES
BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER 9,280,093
EACH
REPORTING
PERSON WITH	7.	SOLE DISPOSITIVE POWER N/A

	8.	SHARED DISPOSITIVE POWER 9,280,093

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,280,093

10.		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

44.9%

12.		TYPE OF REPORTING PERSON*

OO

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 501810 10 5	Page 6 of 10 Pages

1.		NAME OF REPORTING PERSONS S.S OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

RF Investors, L.L.C.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) [ ]
(b) [ ]

N/A

3.	SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States

	5.	SOLE VOTING POWER N/A
NUMBER OF SHARES
BENEFICIALLY OWNED BY	6.	SHARED VOTING POWER 8,435,006
EACH
REPORTING
PERSON WITH	7.	SOLE DISPOSITIVE POWER N/A

	8.	SHARED DISPOSITIVE POWER 8,435,006

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,435,006

10.		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* N/A

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

40.8%

12.		TYPE OF REPORTING PERSON*

OO

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 501810 10 5	Page 7 of 10 Pages

Item 1(a)	Name of Issuer:

LCC International, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

7925 Jones Branch Drive
McLean, Virginia 22102

Item 2(a):	Name of Persons Filing:

Rajendra Singh
Neera Singh
Cherrywood Holdings, Inc.
Telcom Ventures, L.L.C.
RF Investors, L.L.C.

(b)	Address of Principal Business Office or, if none, Residence:

Same address for each filing person:
211 North Union Street, Suite 300
Alexandria, Virginia 22314

(c)	Citizenship:

Rajendra Singh — United States
Neera Singh — United States
Cherrywood Holdings, Inc. — Kansas corporation
Telcom Ventures, L.L.C. — Delaware limited liability company
RF Investors, L.L.C. — Delaware limited liability company

(d)	Title of Class of Securities:

Class A Common Stock, par value $.01 per share

(e)	CUSIP Number:

501810 10 5

SCHEDULE 13G

CUSIP No. 501810 10 5	Page 8 of 10 Pages

Item 3:	Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

N/A

Item 4:	Ownership:

As of December 31, 2001:

(a)	Amount Beneficially Owned:

Rajendra Singh – 9,590,093 Shares
Neera Singh – 9,590,093 Shares
Cherrywood Holdings, Inc. – 9,280,093 Shares
Telcom Ventures, L.L.C. – 9,280,093 Shares
RF Investors, L.L.C. – 8,435,006 Shares

(b)	Percent of class:

Rajendra Singh – 46.4%
Neera Singh – 46.4%
Cherrywood Holdings, Inc. – 44.9%
Telcom Ventures, L.L.C. – 44.9%
RF Investors, L.L.C. – 40.8%

(c)	Number of shares to which such person has:

(i)	Sole power to vote or to direct the vote:

N/A

(ii)	Shared power to vote or to direct the vote:

Rajendra Singh – 9,590,093
Neera Singh – 9,590,093
Cherrywood Holdings, Inc. – 9,280,093
Telcom Ventures, L.L.C. – 9,280,093
RF Investors, L.L.C. – 8,435,006

SCHEDULE 13G

CUSIP No. 501810 10 5	Page 9 of 10 Pages

(iii)	Sole power to dispose or to direct the disposition of:

N/A

(iv)	Shared power to dispose or to direct the disposition of:

N/A

Item 5:	Ownership of Five Percent or Less of Class:

N/A

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:

Except as set forth in this Schedule 13G, no person owns more than 5% on behalf of another person.

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

N/A

Item 8:	Identification and Classification of Members of the Group:

N/A

Item 9:	Notice of Dissolution of Group:

N/A

Item 10:	Certification:

N/A

SCHEDULE 13G

CUSIP No. 501810 10 5	Page 10 of 10 Pages

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2002

RAJENDRA SINGH

By:	/s/ Rajendra Singh Rajendra Singh

NEERA SINGH

By:	/s/ Neera Singh Neera Singh

CHERRYWOOD HOLDINGS, INC

By:	/s/ Rajendra Singh Cherrywood Holdings, Inc.

TELCOM VENTURES, L.L.C

By:	/s/ Rajendra Singh Telcom Ventures, L.L.C

RF INVESTORS, L.L.C

By:	/s/ Rajendra Singh RF Investors, L.L.C